Exhibit 10.1

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (“Agreement”) is by and between First Advantage Corporation, a Florida corporation (together with its subsidiaries and affiliates, the “Company”) with its principal place of business located at 100 Carillon Parkway, St. Petersburg, Florida and John Long (the “Executive”), a resident of Florida, dated as of the 2nd day of March, 2007 (the “Effective Date”).

WITNESSETH:

WHEREAS, Executive is employed by Company as Chief Executive Officer; and

WHEREAS, the Company and Executive (together, the “Parties”) have determined that Executive’s employment with the Company should be terminated, and all matters arising out of or relating thereto should be settled.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and conditions set forth herein, the adequacy and sufficiency of which are hereby expressly acknowledged by the Parties, the Parties hereby agree as follows:

1. Termination of Employment Effective as of March 30, 2007, (the “Transition Date”), Executive shall terminate employment with the Company, resign all offices and resign from the board of directors, and no longer serve as a Company representative with respect to any organization to which he currently serves as a representative of the Company.

2. Consulting Arrangement

(a) Commencing the day after the Transition Date, Executive shall become a Consultant to the Company under the terms and conditions set forth herein.

(b) Service as a Consultant shall continue until September 30, 2008 (the “Consulting Period”), unless earlier terminated in accordance with the terms herein.

(c) During the term of Consultant status, Executive agrees to provide consulting services on matters or projects identified to him in writing by the CEO or CFO of the Company.

(d) Subject to Section 8, compensation during the Consulting Period shall be at an annual rate of one hundred and fifty thousand dollars ($150,000) ($225,000 for 18 months), payable monthly.

3. Status (a) Executive shall have a “Termination” for purposes of the 2003 Incentive Compensation Plan as of the Transition Date, and such shall be confirmed by the Compensation Committee of the Company’s Board of Directors.

(b) Company and Executive agree that Executive shall have a “separation from service” as contemplated by Section 409A of the Internal Revenue Code of 1986, as amended, as of the Transition Date, which separation shall be, for all purposes hereof, a termination without cause.

(c) During the term of his consultancy, Executive shall be an independent contractor to the Company and shall not be an employee.

4. Payments and Benefits In consideration of the release of claims provided for in Sections 6 and 7 and the covenants contained herein and conditioned on Executive’s compliance with all conditions and covenants in this Agreement, the Company will provide the following payments and benefits to Executive:

(a) Accrued Obligations. Except for amounts set forth in Section 4(b) that are payable after the Transition Date, on or prior to the Transition Date, the Company shall pay Executive, the amount of any and all accrued but unpaid salary, wages, cash, bonuses, accrued but unused vacation, and reimbursable expenses owed to Executive as of the Transition Date in connection with his employment prior to the Transition Date.

(b) Cash Payment. Subject to Section 8, the Company shall pay Executive four million, four hundred thousand dollars ($4,400,000) in two (2) equal installments. The first installment of two million, two hundred thousand dollars ($2,200,000), shall be paid within thirty (30) days of the Transition Date, but in no event less than eight (8) days after execution of the Waiver and Release provided for in Section 6 and provided such Waiver and Release has not been revoked. The second installment of two million, two hundred thousand dollars ($2,200,000), shall be paid on March 15, 2008, provided the Supplemental Waiver and Release is signed at least eight (8) days prior to March 15, 2008, and not revoked.

(c) Non-Qualified Compensation. Executive shall be paid vested benefits under the non-qualified compensation plan in accordance with its terms. The first installment of such payments, which shall be payable upon Executive’s termination of employment, shall be delayed for six months in accordance with Section 409A of the Code and shall, therefore, be paid on October 1, 2007. All subsequent payments shall be paid in accordance with the provisions of the non-qualified compensation plan. For avoidance of doubt, Executive will not be paid benefits under the Executive Supplemental Benefit Plan.

(d) Equity. Subject to Section 8, Executive’s options, restricted stock, and restricted stock units shall be treated as follows:

(i) Options. Options granted to Executive on February 22, 2005, and February 21, 2006, shall, on the Transition Date, become fully vested and immediately exercisable within the meaning of the 2003 Incentive Compensation Plan. Executive’s vested options shall remain exercisable by him, or by his surviving spouse or the duly appointed legal representative of his estate in the event of his death, until the earlier of December 31, 2008, or expiration of the term of the option. Options shall remain subject to the terms of the 2003 Incentive Compensation Plan.

(ii) Restricted Stock. Executive’s shares of Restricted Stock granted on February 17, 2005, shall vest on and after the Transition Date as though Executive had remained an employee, becoming fully vested on and as of the close of business on March 30, 2007. Executive’s 36,160 shares of Restricted

Stock granted on February 22, 2007 will fully vest on and as of the close of business on March 30, 2007. Executive’s 50,000 shares of Restricted Stock granted on February 22, 2007 will fully vest one-third (1/3) on and as of the close of business on March 30, 2007, one-third (1/3) on and as of the close of business on March 30, 2008, and the last one-third (1/3) on and as of the close of business on March 30, 2009. The Restricted Stock shall remain subject to the terms of the 2003 Incentive Compensation Plan including tax withholding in accordance with Article XVI.

(iii) Restricted Stock Units. Executive’s Restricted Stock Units granted February 20, 2006, shall continue to vest on and after the Transition Date as though Executive had remained an employee. The Restricted Stock Units shall remain subject to the terms of the 2003 Incentive Compensation Plan including tax withholding in accordance with Article XVI.

(e) Company Obligations.

(i) COBRA. Subject to the provisions of the Company’s medical benefit plans, unless Executive’s medical insurance coverage shall have terminated prior to the Transition Date or he and his dependents do not elect continuation health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) through the earlier of (i) eighteen (18) months from the Transition Date or (ii) Executive’s date of employment by a subsequent employer, the Company shall pay the premiums for Executive’s and his dependents’ continuation health coverage under the Company’s medical benefit plans to the extent such premiums exceed the premiums paid by similarly situated active full-time employees of the Company.

(ii) Life Insurance. Executive shall be eligible to convert his life insurance coverage to an individual policy in accordance with the terms of the Company’s life insurance plan and applicable law.

(iii) Directors’ and Officers’ Liability Insurance. The Company shall, at its expense, maintain directors’ and officers’ liability insurance coverage, for the benefit of Executive for any actions performed by him on behalf of the Company as an employee prior to the Transition Date for a period of six (6) years thereafter. Further, the Company shall indemnify and protect Executive from and against any liability arising from any actions or failures to act during the Consulting Period, except for actions arising out of negligence, gross negligence or willful fraud.

5. Payment of Compensation Described in Section 4 The compensation and benefits specified in Section 4 shall be paid as follows:

(a) Each Accrued Obligation for which there is a specified due date prior to the Transition Date shall be paid by such due date. Each other Accrued Obligation shall be paid or provided within ten (10) days following the Transition Date, or within 10 days’ following such later date as it first becomes due and owing, if later.

(b) Notwithstanding anything in this Agreement or elsewhere to the contrary, if payment or provision of any amount or other benefit that is “deferred compensation” subject to Section 409A of the Code at the time otherwise specified in this Agreement or elsewhere would subject such amount or benefit to additional tax pursuant to Section 409A(a)(1)(B) of the Code, and if payment or provision thereof at a later date would avoid any such additional tax, then the payment or provision thereof shall be postponed to the earliest date on which such amount or benefit can be paid or provided without incurring any such additional tax.

6. Waiver and Release As a condition precedent to receiving any payment or benefit (other than the Accrued Obligations), Executive shall execute and deliver to the Company not later than eight (8) days prior to the Transition Date, and not timely revoke, a Waiver and Release in the form attached as Exhibit A to this Agreement.

7. Supplemental Release Following End of Consulting Period Executive acknowledges and agrees that no more than eight (8) days prior to the end of the Consulting Period, he shall execute and deliver a Supplemental Release in the form attached hereto as Exhibit B reaffirming the releases contained in the Waiver and Release and further releasing the Company of any claims that may have arisen between the Transition Date and the end of the Consulting Period. In the event Executive fails to execute and deliver such Supplemental Release, Executive agrees that the Company shall have no obligation to provide the consideration set forth in Section 4(b) that is payable on March 15, 2008. All other provisions of this Agreement, however, shall remain in full force and effect.

8. Restrictive Covenants

(a) Non-Competition. For a period commencing on the Effective Date and continuing for two (2) years thereafter, Executive will not, without prior written consent of the Company’s CEO and CFO, such consent not to be unreasonably withheld or delayed, directly or indirectly (through aid or assistance to others) engage in a Restricted Activity in a Restricted Territory with a Competitor, as those terms are defined herein.

(i) “Restricted Territory” means any geographic area throughout the United States, except for background screening for which the geographic area is the area(s) of the world in which the Company does business.

(ii) “Restricted Activity” means any activity for which Executive had Confidential Information within the thirty-six (36) months prior to the Transition Date.

(iii) “Competitor” means any entity or individual (other than the Company), engaged in providing specialized credit reports for mortgage lenders; providing motor vehicle records, transportation industry credit reporting, fleet management, supply chain theft and damage mitigation consulting, consumer location, criminal records reselling, subprime credit reporting, consumer credit reporting services and lead generation; providing specialized credit reports, credit automation software, and lead generation services to auto dealers and lenders; providing prospective employee’s criminal record, motor vehicle violations, credit standing, involvement in civil litigation, verification of references, educational credentials or licenses, social security number, and industry specific records; providing reports containing information about prospective renter’s eviction record, lease and payment performance history, credit standing, references, and criminal records; providing surveillance services, field interviews, computer forensics, electronic discovery, due diligence reports and other high level litigation investigations; investigating worker’s compensation, disability and liability insurance fraud; and investigation of trade secret theft, software infringement, financial fraud, employee malfeasance, and unfair competition.

(b) Non-Solicitation of Customers. For a period commencing on the Effective Date and continuing for two (2) years thereafter, Executive will not, either individually or as a employee, partner, consultant, independent contractor, owner, agent, or in any other capacity, directly or indirectly (through aid and assistance to others), for a Competitor of the Company as defined in Section 8(a)(iii) above solicit business from any client or account of the Company or any of its affiliates with which Executive had contact or about which Executive had knowledge of Confidential Information by reason of Executive’s employment with the Company.

(c) Non-Solicitation of Employees. For a period commencing on the Effective Date and continuing for two (2) years thereafter, Executive will not, either individually or as a employee, partner, consultant, independent contractor, owner, agent, or in any other capacity, directly or indirectly (through aid or assistance to others) solicit, induce or encourage any person to leave employment with the Company, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire, for any non-Company affiliated entity, any person other than Ezra Schneier who on, or during the six (6) months immediately preceding, the date of such solicitation or hire to Executive’s knowledge is or was an officer or employee of the Company. The restriction of this Section 8(c) shall not prohibit Executive from seeking the approval of the CEO and the CFO of the Company, which approval shall be given in their sole discretion, to hire or solicit such individual following such individual’s voluntary or involuntary termination of employment.

(d) Non-Disparagement. For a period commencing on the Effective Date and continuing for two (2) years thereafter, Executive shall not (a) make any written or oral statement that constitutes disparagement, defamation, libel or slander of the Company or its products, services, officers, directors, employees, or other representatives, or tarnishes any of their images or reputations or (b) publish, comment upon or disseminate any statements suggesting or accusing the Company or any of its Affiliates or any agents, employees or officers of the Company or any of its Affiliates of any misconduct or unlawful behavior. This Section shall not be deemed to be breached by truthful testimony of Executive given in any judicial or governmental proceeding or by any other action of Executive which is taken in accordance with the requirements of applicable law or administrative regulation.

(e) Confidentiality.

(i) Executive recognizes that the Company derives substantial economic value from information created and used in its business which is not generally known by the public, including, but not limited to, plans, designs, concepts, computer programs, formulae, and equations; product fulfillment and supplier information; customer and supplier lists, and confidential business practices of the Company and any of its customers, vendors, business partners or suppliers; profit margins and the prices and discounts the Company obtains or has obtained or at which it sells or has sold or plans to sell its products or services (except for public pricing lists); manufacturing, assembling, labor and sales plans and costs; business and marketing plans, ideas, or strategies; confidential financial performance and projections; employee compensation; employee staffing and recruiting plans and employee personal information; and other confidential concepts and ideas related to the Company’s business (collectively, “Confidential Information”). Executive expressly acknowledges and agrees that by virtue of his employment with the Company, Executive had access to and used in the course of Executive’s duties certain Confidential Information and that Confidential Information constitutes trade secrets and confidential and proprietary business information of the Company, all of which is the exclusive property of the Company. For purposes of this Agreement, Confidential Information includes the foregoing and other information protected under the Florida Uniform Trade Secrets Act, or to any comparable protection afforded by applicable law Notwithstanding the foregoing, “Confidential Information” shall not include information (i) that is or becomes generally known to the public by any means other than a breach of Executive’s obligations under this Agreement; (ii) was previously known to Executive or rightfully received by him from a third party who has the right to transfer or disclose such information; (iii) is independently developed by Executive; or (iv) is subject to disclosure under court order or other lawful process.

(ii) Executive agrees that Executive will not for himself or for any other person or entity, directly or indirectly, without the prior written consent of the Company: (i) use Confidential Information for the benefit of any person or entity other than the Company; (ii) remove, copy, duplicate or otherwise reproduce any document or tangible item embodying or pertaining to any of the Confidential Information; or (iii) publish, release, disclose or deliver or otherwise make available to any third party any Confidential Information by any communication, including oral, documentary, electronic or magnetic information transmittal device or media. Upon the Transition Date, Executive shall return to the Company copies of all documents containing Confidential Information and all other property of the Company in his possession. This obligation of non-disclosure and non-use of information shall continue for two (2) years from and after the Transition Date. Further, to the extent that any Confidential Information is held by an arbitrator or court of competent jurisdiction not to be a trade secret within the meaning of the Florida Uniform Trade Secrets Act, the prohibition against using or disclosing such information shall expire one (1) year after the Transition Date.

(f) Effect of Breach.

If at any time Executive breaches any of the covenants in this Section 8 then: (i) Executive shall forfeit any unpaid Cash Payment and repay any paid Cash Payment; (ii) Executive shall forfeit any unexercised stock options under the 2003 Incentive Compensation Plan which were not vested as of the Transition Date; (iii) Executive shall forfeit any Restricted Stock Units under the 2003 Incentive Compensation Plan which were not vested as of the Transition Date; (iv) Executive will be required to pay the full costs of COBRA coverage rather than the employee premium; (v) Executive will forfeit life insurance coverage except as to any conversion privileges under which Executive shall be responsible for all premiums; and (vi) Executive shall forfeit any future compensation under the Consulting Arrangement.

(g) Equitable Relief and Other Remedies - Construction.

(i) Executive acknowledges that each of the provisions of Section 8 and of Section 9 are reasonable and necessary to preserve the legitimate business interests of the Company, its present and potential business activities and the economic benefits derived therefrom; that they will not prevent him or her from earning a livelihood in Executive’s chosen business and are not an undue restraint on the trade of Executive, or any of the public interests which may be involved.

(ii) Executive agrees that, the Company will be damaged by a violation of Section 8 or of Section 9 and the amount of such damage may be difficult to measure. Executive agrees that if Executive commits or threatens to commit a breach of any of the covenants and agreements contained in Sections 8 or Section 9, then the Company shall have the right, to the extent permitted by applicable law, to seek to obtain all appropriate injunctive relief from a court described in Section 15(b), without posting bond therefor, except as required by law, in addition to any other rights and remedies that may be available at law or under this Agreement, it being acknowledged and agreed that any such breach would cause irreparable injury to the Company and that money damages would not provide an adequate remedy.

(h) Severability. The Parties agree that the covenants contained in Section 8 and in Section 9 are severable. If an arbitrator or court shall hold that the duration, scope, area or activity restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope, area or activity restrictions reasonable and enforceable under such circumstances shall be substituted for the stated duration, scope, area or activity restrictions to the maximum extent permitted by law.

(i) Enforcement. The obligations contained in this Section 8 and in Section 9 below shall be fully enforceable on and after the Effective Date to the extent set forth therein. Nothing in this Agreement or elsewhere shall prevent any person or entity: from testifying truthfully (or from making disclosures) when required by law, subpoena, court order or the like (including, for the avoidance of doubt, the listing requirements of any exchange on which the common stock of the Company is traded); from making truthful statements (or making other disclosures) in confidence to an attorney for the purpose of seeking legal advice; or from testifying truthfully (or from making other disclosures) in any proceeding governed by Sections 8(g)(ii) or 16 of this Agreement.

(j) Release of Executive. In consideration for Executive’s commitments set forth in this Agreement and in the Waiver and Release, the Company irrevocably and unconditionally releases and discharges Executive and Executive’s heirs, executors, personal representatives and successors and assigns, from any and all claims, including attorneys’ fees, complaints, liabilities, obligations, damages, actions of any nature, known or unknown, suspected or unsuspected, that it ever had or now has relating in any way to Executive’s employment relationship or the termination of Executive’s employment relationship with the Company, other than claims arising from any act or omission of the Executive which constitutes gross negligence, willful misconduct or fraud. For purposes of this Section 8, “willful” means that the act or failure to act was taken or omitted not in good faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company. The Company shall be entitled to all of the benefits in this Section 8 and in Section 9 from and after the Effective Date, including the right to enforce the same as provided in Section 8(g); provided, however, that its sole non-equitable remedy shall be as set forth in Section 8(f).

9. Cooperation. Through the end of the Consulting Period, Executive, upon reasonable request by the Board or its chairman: will respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Company, will provide reasonable assistance to the Company and its representatives in defense of any claims that may be made against the Company; and will assist the Company in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to the period of Executive’s employment with the Company (or any predecessor); provided, in each case, that with respect to periods after the Transition Date, the Company shall reimburse Executive for any out-of-pocket expenses (including, without limitation, attorneys fees) reasonably incurred in providing such assistance; and provided further that after the Transition Date such assistance shall not unreasonably interfere with Executive’s business or personal obligations. Executive agrees to promptly inform the Company if Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company. Executive also agrees to promptly inform the Company (to the extent Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Company (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company with respect to such investigation, and shall not do so unless legally required.

10. Notification of Existence of Agreement Executive agrees that in the event that Executive is offered employment with another employer (including service as a partner of any partnership or service as an independent contractor) that commences, or is scheduled to commence, at any time prior to the second anniversary of the Transition Date, Executive shall promptly advise said other employer (or partnership) of the existence of this Agreement and shall promptly provide said employer (or partnership or service recipient) with a copy of this Agreement.

11. Notification of Subsequent Employment Executive shall report promptly to the Company any employment with another employer (including service as a partner of any partnership or service as an independent contractor or establishment of any business as a sole proprietor) that commences, or is scheduled to commence, prior to the second anniversary of the Transition Date.

12. Nonalienation of Benefits Except as may otherwise be required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, bankruptcy or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect. Notwithstanding the foregoing, Executive’s rights to compensation and benefits may be transferred as provided in Section 13 below.

13. Beneficiary Any amounts payable after the death of Executive under any Company plan referred to in this Agreement shall be paid to the designated beneficiary, or if none the default beneficiary, determined in accordance with such plan. Any other amounts payable pursuant to this Agreement after the death of Executive shall be paid to one or more beneficiaries designated by Executive in writing filed with the Company during his lifetime, which beneficiary or beneficiaries shall be subject to change from time to time in writing in like manner without the consent of any designated beneficiary. A beneficiary may be a trust, an individual or Executive’s estate. If Executive fails to designate a beneficiary, primary or contingent, then and in such event, such benefit shall be paid to the surviving spouse of Executive or, if he shall leave no surviving spouse, then to Executive’s estate. If a named beneficiary entitled to receive any death benefit is not living or in existence at the death of Executive or dies prior to asserting a written claim for any such death benefit or waives in writing his, her or its, claim to any such death benefit, then and in any such event, such death benefit shall be paid to the other primary beneficiary or beneficiaries named by Executive who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by Executive who shall then be living or in existence, if any; but if there are no primary or contingent beneficiaries then living or in existence, such benefit shall be paid to the surviving spouse of Executive or, if he shall leave no surviving spouse, then to Executive’s estate. If a named beneficiary is receiving or is entitled to receive payments of any such death benefit and dies before receiving all of the payments due him, her or it, any remaining benefits shall be paid to the other primary beneficiary or beneficiaries named by Executive who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by Executive who shall then be living or in existence, if any; but if there are no primary or contingent beneficiaries then living or in existence, the balance shall be paid to the estate of the beneficiary who was last receiving the payments.

14. Governing Law This Agreement shall be construed and enforced in accordance with the laws of the State of Florida, except its laws regarding choice of law, and except to the extent preempted by federal law. The Parties expressly agree that it is appropriate for Florida law to apply to: (i) the interpretation of the Agreement; (ii) any disputes arising out of this Agreement; (iii) any disputes arising out of the employment relationship of the Parties; and (iv) any and all other disputes between the Parties.

15. Choice of Forum

(a) The Company’s principal place of business is in Florida, and Executive understands and acknowledges the Company’s desire and need to defend any litigation against it in Florida. Accordingly, the Parties agree that any claim of any type brought in a court by Executive against the Company must be maintained only in a court sitting in Pinellas County, Florida, or, if a federal court, the Middle District of Florida, Tampa Division.

(b) Executive further understands and acknowledges that in the event the Company initiates litigation against Executive, the Company may need to prosecute such litigation in Executive’s forum state, in the State of Florida, or in such other state where Executive is subject to personal jurisdiction. Accordingly, the Parties agree that (subject to the provisions of Section 16) the Company may pursue any claim against Executive in any court in which Executive is subject to personal jurisdiction. Executive specifically consents to personal jurisdiction in any court sitting in Pinellas County, Florida, or, if a federal court, the Middle District of Florida, Tampa Division.

16. Mandatory Arbitration Executive (on behalf of himself and his beneficiaries) and the Company (on behalf of itself and the Company) agree that controversy or claim arising out of, or relating to this Agreement, or the breach thereof, or Executive’s employment with the Company, or any termination of such employment, shall, except to the extent otherwise provided in Section 8(g)(i) with respect to certain claims for injunctive relief, be settled by arbitration in St. Petersburg, Florida, in accordance with the American Arbitration Association’s Commercial Arbitration Rules as then in effect, before three (3) arbitrators who are licensed to practice law. The arbitrators shall apply the substantive law of Florida or federal law, or both, as applicable to the dispute. Any award entered shall be final, binding and nonappealable except on such limited grounds for appeal of arbitration awards as may be permitted by applicable law. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

17. Waiver of Jury Trials To the extent that the provisions of Section 16 above are found unenforceable, Executive expressly waives any rights to a jury trial and agrees that any claim of any type made by him against the Company or its agents or executives (including, but not limited to, employment discrimination litigation, wage litigation, defamation, or any other claim) lodged in any court will be tried, if at all, without a jury.

18. Tax Withholding The Company will withhold from any amounts payable under this Agreement all federal, state, city or other taxes as required by any applicable law or governmental regulation or ruling. Executive will be responsible for the payment of all taxes associated with any payments or benefits provided under this Agreement.

19. Notices Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and will be deemed to have been given when delivered in person (to Executive if such notice is for Executive) or five (5) days following sending by overnight courier or mailing by first class, certified or registered mail, postage prepaid, to Executive at his home address, with a copy to Gregory Yadley, Shumaker, Loop & Kendrick, LLP, 101 E. Kennedy Blvd., Suite 2800, Tampa, FL 33602, or to such other persons and addresses as Executive shall have designated in writing or if to the Company, to the attention of the Company’s General Counsel, at the Company’s principal place of business, 100 Carillon Parkway, St. Petersburg, Florida 33716, or to such other persons and addresses as the Company shall have designated in writing.

20. Headings The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any of its provisions.

21. Successors and Assigns The rights and obligations of the Company under this Agreement shall inure to its benefit and to the benefit of any successor to substantially all of its business and assets that expressly agrees to assume the Company’s obligations hereunder. This Agreement, being personal to Executive, cannot be assigned by Executive except to the extent provided in Section 13 above. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, as appropriate, to refer to his beneficiaries, estate, executor(s), or other legal representative(s).

22. Waiver and Amendments, Etc. Failure of either Party to insist upon strict compliance with any terms or provisions of this Agreement shall not be deemed a waiver of any terms, provisions or rights of such Party. Moreover, no modifications, amendments, extensions or waivers of this Agreement or any provisions hereof shall be binding upon either Party unless in writing that specifically identifies the terms or provisions of this Agreement that are being affected and that is signed by both Parties. In the event of any conflict between this Agreement and any Equity Arrangement, the terms of this Agreement shall control unless otherwise provided in writing separate from such Equity Arrangement that specifically identifies the terms or provisions of this Agreement that are subject to specifically identified terms or provisions of the applicable Equity Arrangement, and that is signed by both Parties.

23. Complete Agreement This Agreement constitutes the entire agreement of the Parties concerning its specific subject matter and supersedes all prior employment agreements or understandings regarding the terms, conditions, and issues contained herein. Except as specifically provided in this Agreement, Executive shall not be entitled to any other consideration or benefit from the Company, and Company shall have no obligation to Employee, except as expressly provided in this Agreement.

24. Counterparts This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures delivered by facsimile shall be effective for all purposes.

IN WITNESS WHEREOF, the Company and Executive have duly executed and delivered this Agreement effective as of the day and year first above written.

JOHN LONG /signed/ John Long

FIRST ADVANTAGE CORPORATION

By:	/signed/ John Lamson
Name:	John Lamson
Title:	EVP, CFO

EXHIBIT A

WAIVER AND RELEASE

This Waiver and Release (“Release”) is granted by John Long (the “Executive”) in favor of First Advantage Corporation (the “Company”). Executive acknowledges that he has entered into this Release voluntarily, and that it is intended to be a legally binding commitment by him.

In consideration for and contingent upon Executive’s right to receive certain benefits described in the Transition Agreement, between the Parties dated as of March 2, 2007 (the “Transition Agreement”) Executive hereby agrees as follows:

(a) General Waiver and Release. Except as provided in Paragraph (e) below, Executive, for himself and his successors and assigns, hereby releases, waives and forever discharges the Company, its past subsidiaries and its past and present affiliates, and their respective successors and assigns, and their respective present or past officers, trustees, directors, shareholders, executives and agents of each of them, from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever (including without limitation attorneys’ fees and expenses), whether known or unknown, absolute, contingent or otherwise, that arose in Executive’s favor at any time up to and including the date of his execution of this Release, and that arise out of or relate to Executive’s employment with the Company, or the cessation and termination of such employment (each, a “Claim”), including (without limitation) any such Claim that arises under any written or oral agreement between the Company and Executive, or that relates to any change in Executive’s employment status or in his benefits or compensation, or that arises from any tortious injury, breach of contract, wrongful discharge (including any Claim for constructive discharge), infliction of emotional distress, slander, libel or defamation of character, or that arises under Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Florida Human Rights Act, or any other federal, state or local statute, law, ordinance, regulation, rule or executive order, or that constitutes a tort or contract claim. Executive agrees that if any action is brought in his name or on his behalf (or in the name or on behalf of a class to which Executive belongs) before any court or administrative body with respect to a Claim released under this Release, Executive will not accept any payment of monies in connection therewith.

(b) Compensation. Executive acknowledges that the Transition Agreement specifies payment from the Company to himself, the total of which meets or exceeds any and all funds due him from the Company in the absence of his executing this Release, and that he will not seek to obtain any additional funds from the Company with the exception of non-reimbursed business expenses. (For avoidance of doubt, this Release does not preclude Executive from seeking workers’ compensation, unemployment compensation, or benefit payments from Company’s insurance carriers that could be due him or benefits due him under any qualified plans sponsored by the Company in which he participated while an employee of the Company.)

(c) Non-Competition, Non-Solicitation and Confidential Information and Inventions. Executive warrants that he has to the best of his knowledge complied, and will continue to comply, fully with Sections 8 and 9 of the Transition Agreement.

(d) THE COMPANY AND EXECUTIVE AGREE THAT THE BENEFITS DESCRIBED IN THE TRANSITION AGREEMENT AS SUBJECT TO EXECUTIVE’S (OR HIS ESTATE’S) COMPLIANCE WITH SECTION 6 THEREOF ARE CONTINGENT UPON EXECUTIVE SIGNING THIS RELEASE. EXECUTIVE FURTHER UNDERSTANDS AND AGREES THAT IN SIGNING THIS RELEASE, EXECUTIVE IS RELEASING POTENTIAL LEGAL CLAIMS AGAINST THE COMPANY. EXECUTIVE UNDERSTANDS AND AGREES THAT IF HE DECIDES NOT TO SIGN THIS RELEASE, OR IF HE REVOKES THIS RELEASE, THAT HE WILL IMMEDIATELY REFUND TO THE COMPANY ANY AND ALL PAYMENTS OR BENEFITS HE MAY HAVE ALREADY RECEIVED PURSUANT TO THE TRANSITION AGREEMENT THAT BY THE TERMS OF THE TRANSITION AGREEMENT ARE SUBJECT TO THE EXECUTION, DELIVERY OR NON-REVOCATION, OF THIS RELEASE.

(e) The waiver and release contained in Sections (a) and (b) above does not apply to:

(i) Any Claim arising under, or preserved by the Transition Agreement,

(ii) Any Claim under any employee benefit plan in accordance with the terms of the applicable employee benefit plan,

(iii) Any Claim under or based on a breach of this Release,

(iv) Rights or Claims that may arise under the Age Discrimination in Employment Act after the date that Executive signs this Release,

(v) Any right to indemnification by the Company or to coverage under directors and officers liability insurance with Executive is otherwise entitled in accordance with the Company’s articles or by-laws or other agreement between Executive and the Company.

(f) EXECUTIVE ACKNOWLEDGES THAT HE HAS READ AND IS VOLUNTARILY SIGNING THIS RELEASE. EXECUTIVE ALSO ACKNOWLEDGES THAT HE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY, HE HAS BEEN GIVEN AT LEAST 21 DAYS TO CONSIDER THIS RELEASE BEFORE THE DEADLINE FOR SIGNING IT, AND HE UNDERSTANDS THAT HE MAY REVOKE THE RELEASE WITHIN SEVEN (7) DAYS AFTER SIGNING IT. IF NOT REVOKED WITHIN SUCH PERIOD, THIS RELEASE WILL BECOME EFFECTIVE ON THE EIGHTH (8) DAY AFTER IT IS SIGNED BY EXECUTIVE.

BY SIGNING BELOW, EXECUTIVE AGREES THAT HE UNDERSTANDS AND ACCEPTS EACH PART OF THIS RELEASE.

(Executive)	DATE

EXHIBIT B

SUPPLEMENTAL RELEASE

The undersigned hereby verifies his renewed agreement to the terms of the Transition Agreement dated March 2, 2007 (the “Agreement”), as well as the release and waiver of any and all claims relating to his employment with the First Advantage Corporation, including his termination from the position of Chief Executive Officer, his transition to the position of consultant, as well as any claims arising between the Transition Date and the effective date of this Supplemental Release, including but not limited to claims under any local ordinance or state or federal employment law, including laws prohibiting discrimination in employment on the basis of race, sex, age (in particular, any claim under the Age Discrimination in Employment Act or the Fair Employment and Housing Act), disability, national origin, or religion, as well as any claims for wrongful discharge, breach of contract, attorneys’ fees, costs, or any claims of amounts due for fees, commissions, stock options, expenses, salary, bonuses, profit sharing or fringe benefits. The undersigned explicitly acknowledges that the terms of Sections 8 and 9 of the Agreement shall also apply to this Supplemental Release and are incorporated herein.

JOHN LONG, an individual

Date: , 2008
John Long

FIRST ADVANTAGE CORPORATION

Date: , 2008